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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
Utilicorp United Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2001

To Our Shareholders:

    You are cordially invited to attend the UtiliCorp United Inc. Annual Meeting of Shareholders. The annual meeting will be held at 2:00 p.m. on Wednesday, May 2, 2001, at The Westin Crown Center, 1 Pershing Road, Kansas City, Missouri, 64108. The shares eligible to vote at this meeting were determined on the record date of March 5, 2001.

    The formal notice of meeting follows on the next page. In addition to the formal business of the meeting, we will also discuss UtiliCorp's 2000 performance and answer your questions. Enclosed with this proxy statement are your proxy card and UtiliCorp's 2000 Annual Report.

    There are several ways to vote your shares. You may vote over the telephone using a toll-free number or, if you have Internet access, you may vote online. Please see the voting procedures on page 2 for details. Of course, you may still choose to return your proxy card using the enclosed postage-paid envelope.

    If you plan to attend the meeting, please check the appropriate box on your proxy card. No admission card is necessary.

    We will be providing light refreshments prior to the meeting, beginning at 1:00 p.m. Please take this opportunity to visit with our management.

    I also wanted to remind you of our Shareholder Information line. Through this interactive service you may listen to our current stock price, hear about our recent developments and request company information by fax or mail. To access this line, please dial 1-888-UCU-2000.

    Your vote is important. We encourage you to read this proxy statement and to vote your shares either by phone, via the Internet or by returning your signed proxy card as soon as possible, so that your shares will be represented at the meeting.

Sincerely,

Richard C. Green, Jr.
Chairman of the Board and Chief Executive Officer

Table of Contents

Page
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1
VOTING PROCEDURES	2
Revoking Your Proxy	2
Number of Shares Outstanding	2
Vote Required	2
Employee Plan Pass-Through Voting	3
Determination of a Quorum	3
Certification of Vote	3
DIRECTOR INFORMATION	4
Biographies	4
Meetings of the Board and Committees of the Board	6
Director Compensation	6
STOCK OWNERSHIP INFORMATION	7
Section 16(a) Reporting Compliance	7
Stock Ownership Guidelines	7
Stock Ownership of Directors and Executive Officers	7
Green Family Ownership and Employee Ownership	8
EXECUTIVE COMPENSATION	8
Report on Executive Compensation	8
Compensation Philosophy	8
Elements that Make Up Total Compensation for Executives	9
Chief Executive Officer (CEO) Compensation	11
Internal Revenue Code 162(m) Considerations	12
Conclusion	12
SUMMARY COMPENSATION TABLE	13
Severance and Employment Agreements	14
OPTION GRANTS IN LAST FISCAL YEAR	15
OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES	17
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR	17
PERFORMANCE GRAPH	18
PENSION PLAN	19
OTHER INFORMATION	20
Report of the Audit Committee of the Board	20
Relationship With Independent Public Accountants	20
Proposals of Security Holders	21
Solicitation of Proxies	21
Annual Report	21
ITEMS FOR VOTE	22
PROPOSAL 1—ELECTION OF DIRECTORS	22
PROPOSAL 2—AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 400 MILLION	22
PROPOSAL 3—AMEND THE AMENDED AND RESTATED 1986 STOCK INCENTIVE PLAN TO ALLOW THE ISSUANCE OF AN ADDITIONAL 2,000,000 SHARES PURSUANT TO THE PLAN	23
Appendix A: Audit Committee Charter	1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UtiliCorp United Inc. will be held at 2:00 p.m. (Central Time), on Wednesday, May 2, 2001, at The Westin Crown Center, 1 Pershing Road, Kansas City, Missouri, 64108, to consider and take action on the following:

      1. To elect three Directors: Dr. Stanley O. Ikenberry, Irvine O. Hockaday, Jr., and
  John R. Baker;

      2. To amend the Certificate of Incorporation to increase the number of authorized shares of common stock to 400 million; and

      3. To amend the Amended and Restated 1986 Stock Incentive Plan to allow the issuance of an additional 2,000,000 shares pursuant to the plan.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH
DIRECTOR NOMINEE AND IN FAVOR OF EACH PROPOSAL

    The record date for the annual meeting is March 5, 2001. Only shareholders of record at the close of business on that date may vote at the meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Dale J. Wolf

                      Vice President and Corporate Secretary

March 19, 2001

VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

    Whether or not you plan to attend the Annual Meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet procedures described below.

    To vote by telephone or via the Internet, you will need the control numbers printed on your proxy card. To vote over the telephone, please call the toll-free number listed on your proxy card and follow the instructions to submit your vote. To vote via the Internet, proceed to the web address specified on your proxy card. Then simply follow the instructions to submit your vote.

    If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

    This proxy statement will be mailed to shareholders on or about March 19, 2001.

Revoking Your Proxy

    If you wish to revoke your proxy, you may do so in one of the following ways:

  (1)
  Send a written statement to that effect to the Corporate Secretary of the Company;

  (2)
  Submit a properly signed proxy with a later date; or

  (3)
  Vote in person at the annual meeting.

    Please keep in mind that while telephone and Internet votes are recorded immediately, mailed proxy cards will be recorded upon receipt and could override a vote submitted electronically. The last vote received by the tabulator by phone, Internet or mail will be the vote counted.

Number of Shares Outstanding

    At the close of business on the record date, March 5, 2001, there were 101,072,452 shares of our common stock outstanding and entitled to be voted at the annual meeting. You are entitled to one vote for each share of common stock you own. No other class of our stock is entitled to vote at the annual meeting.

Vote Required

    The following is an explanation of the three proposals that will be voted on at the annual meeting:

  Proposal 1: Election of Directors.

    In order for a nominee to be elected, he must receive a plurality of the votes cast at the Annual Meeting. The three persons receiving the highest number of "FOR" votes will be elected as directors. If you do not want your shares voted for a particular nominee, you may indicate that on your proxy card or when you vote via the telephone or the Internet.

    Unless marked to the contrary, all proxies received will be voted "FOR" the election of each of the nominees for director. The abstention or failure to vote shares and broker nonvotes do not count as a vote "against" a nominee.

    Proposal 2: Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock to 400 Million.

    The holders of a majority of the outstanding shares of common stock must vote in favor of Proposal 2 in order for Proposal 2 to pass. Unless marked to the contrary, all proxies received will be voted "FOR" the approval of Proposal 2. The abstention or failure to vote shares and broker nonvotes count as a vote "against" Proposal 2.

    Proposal 3: Amendment to the Amended and Restated 1986 Stock Incentive Plan to Allow the Issuance of an Additional 2,000,000 Shares Pursuant to the Plan.

    The holders of a majority of the shares of common stock represented at the annual meeting must vote in favor of Proposal 3 in order for Proposal 3 to pass. Unless marked to the contrary, all proxies received will be voted "FOR" the approval of Proposal 3. The abstention or failure to vote shares do not count as a vote "against" Proposal 3.

Employee Plan Pass-Through Voting

    Participants in the Company's Retirement Investment (401(k)) Plan and the Employee Stock Contribution Plan have the right to vote shares allocated to their account under the plans. In the event the participant fails to vote their shares held under the plans, the Company has the right to instruct the trustee of the plans how to vote such shares. The Company has notified the trustee of the plans that all such unvoted plan participant shares should be voted for the election of each director nominee and for the approval of Proposals 2 and 3. Therefore, the failure of a plan participant to vote his shares held under the plans will constitute a vote "FOR" the election of each director and "FOR" the approval of Proposals 2 and 3.

Determination of a Quorum

    A quorum must be present at the annual meeting for business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Certification of Vote

    We have appointed EquiServe to act as the inspector for the meeting and to tabulate and certify the vote.

    Please note that we may sometimes refer to UtiliCorp United Inc. as the "Company" or "We" throughout this proxy statement.

DIRECTOR INFORMATION

Name	Year Term Expires	Principal Occupation or Employment and Position with the Company	First Year Elected or Appointed	Age
*John R. Baker	2001	Retired Vice Chairman of the Board of the Company	1971	74
*Irvine O. Hockaday, Jr.	2001	President and Chief Executive Officer of Hallmark Cards, Inc., Kansas City, Missouri	1995	64
*Dr. Stanley O. Ikenberry	2001	President of the American Council on Education, Washington, D.C.	1993	66
**Dr. Shirley A. Jackson	2001	President of Rensselaer Polytechnic Institute, a coeducational university for science and engineering technology, Troy, New York	1999	54
Herman Cain	2002	Chairman of the Board of Godfather's Pizza, Inc., Omaha, Nebraska	1992	55
Robert K. Green	2002	President and Chief Operating Officer of the Company	1993	39
Robert F. Jackson, Jr.	2002	Retired President of CharterCorp, Kansas City, Missouri	1981	75
Richard C. Green, Jr.	2003	Chairman of the Board and Chief Executive Officer of the Company	1982	46
L. Patton Kline	2003	Retired Vice Chairman of Marsh & McLennan, Inc., New York, New York	1986	72
Avis G. Tucker		Director Emeritus	1973	85

*
Nominee for election as a Director.

**
Dr. Shirley A. Jackson has chosen not to seek re-election to the Board.

Biographies

    Richard C. Green, Jr. has served as Chairman of the Board of the Company since February 1989 and Chief Executive Officer of the Company since May 1985. Mr. Green also served as President of the Company from May 1985 through February 1996. Mr. Green is a director of BHA Group, Inc. and Yellow Corporation.

    L. Patton Kline retired in 1988 as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1985. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988.

    John R. Baker retired as Vice Chairman of the Board of the Company in December 1995, a position he held since May 1991. He also served as Senior Vice President of Corporate Development of the Company from May 1985 through December 1992.

    Stanley O. Ikenberry, Ph.D., has served as President of the American Council on Education since 1996. Dr. Ikenberry is also a Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the University from 1979 to 1995. Dr. Ikenberry serves as a director of Pfizer, Inc. and as a member of the boards of the Smithsonian's Museum of Natural History and serves as President of the Board of Overseers of the Teachers Insurance and Annuity Association College Retirement Equities Fund ("TIAA/CREF").

    Irvine O. Hockaday, Jr. has served as President and Chief Executive Officer of Hallmark Cards, Inc. since January 1986 and served as Executive Vice President of Hallmark Cards, Inc. from 1983 through December 1985. Mr. Hockaday serves as Trustee of the Hall Foundation, is a Trustee of Princeton University and is a director of Sprint Corporation, the Ford Motor Company, Crown Media, Inc., and Dow Jones, Inc.

    Shirley Ann Jackson, Ph.D. has served as President of Rensselaer Polytechnic Institute, a private coeducational university that emphasizes science and engineering in Troy, New York since July 1, 1999. She previously was the Chairman of the U.S. Nuclear Regulatory Commission from July 1995 through June 1999 and Commissioner of the NRC from May 1995 through June 1999. Earlier, she was a Professor of Physics at Rutgers University in New Jersey from 1991 to 1995 and a Theoretical Physicist in Solid State and Quantum Physics and Optical Physics Research at AT&T Bell Laboratories from 1976 to 1991. Dr. Jackson serves as a director of FedEx Corporation, USX Corporation, Newport News Shipbuilding, and Sealed Air Corporation.

    Robert F. Jackson, Jr. retired in July 1985 as president of CharterCorp (a bank holding company). Mr. Jackson has served as a director on the boards of various Missouri banks.

    Herman Cain has been the Chief Executive Officer of T.H.E., Inc., a leadership consulting company since 1996. He has continued to serve for the past 15 years as Chairman of the Board of Godfather's Pizza, Inc. in Omaha, Nebraska, and serves as a director of FSBUY.com, Retail DNA, and the Whirlpool Corporation.

    Robert K. Green has served as President and Chief Operating Officer of the Company since February 1996, and earlier served as Executive Vice President of the Company from January 1993 to February 1996. He held several executive positions at the Company's Missouri Public Service division since 1988, including two years as President. Mr. Green also serves as Chairman of United Energy Limited, UnitedNetworks Limited and Aquila Inc. (affiliates of the Company). Mr. Green is a director of Quanta Services, Inc., eScout.com, and UMB Bank, n.a.

    Avis G. Tucker was appointed Director Emeritus of the Company in May 2000. She previously served as Chairman of the Board of the Company from May 1982 through February 1989 and as a director from February 1989 through May 2, 2000. Mrs. Tucker has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri during the past five years and previously served as a director of United Telecommunications, Inc. (now Sprint, Inc.).

    Richard C. Green, Jr. and Robert K. Green are brothers and are nephews of Avis G. Tucker.

Meetings of the Board and Committees of the Board

    During 2000, our Board met ten times. Our Board has five standing committees and the duties of each committee are described below. All directors attended at least 75% of the meetings of the Board and the committees on which they served and for the period in which they held office, with the exception of Herman Cain and Irvine O. Hockaday Jr., who attended 66% of the meetings.

Committees of the Board	Duties of the Committee	Committee Members	Number of meetings held in 2000
Audit	Reviews management's independent accountant selection and makes recommendations to the Board based on that review. Reviews and approves audit plans, accounting policies, financial statements and financial reporting, internal audit reports and internal controls.	R.F. Jackson* Ikenberry S.A. Jackson	4
Pension & Benefits	Establishes and administers our retirement plan and certain other related employee benefit plans.	Baker* R.K. Green R.F. Jackson	4
Compensation	Reviews and makes recommendations to the Board regarding policies, practices and procedures relating to compensation of key employees. Establishes and administers our compensation programs and plans.	Hockaday* Cain Ikenberry	2
Nominating	Considers and recommends nominees for directors including those directors nominated by the shareholders. **	Cain* Baker Hockaday Ikenberry S.A. Jackson	0
Executive	Exercises the authority of the Board, when the Board is not in session, on such matters as are delegated to it by the Board from time to time.	R.C. Green* R.K. Green R.F. Jackson Kline	0

*
Indicates Committee Chairperson

**
Shareholders desiring to suggest candidates should advise the Corporate Secretary of the Company in writing by December 31 of the year preceding the annual meeting and include sufficient biographical information to permit an appropriate evaluation.

Director Compensation

    Directors who are employees do not receive fees or any other compensation for their services as directors. Directors who are not employees receive an annual retainer of $35,000, plus $1,250 for each Board meeting they attend. Non-Employee Directors also receive an annual fee of $2,500 for each Board Committee on which they serve. They may choose to defer all or part of their fees under our Capital Accumulation Plan. In addition, Non-Employee Directors are reimbursed for expenses, including travel that they incur in connection with attending meetings. Non-Employee Directors receive $30,000 in shares of common stock each year pursuant to the 1990 Non-Employee Director Stock Plan. Receipt of shares of common stock may be deferred under the terms of the Plan.

STOCK OWNERSHIP INFORMATION

Section 16(a) Reporting Compliance

    The rules of the Securities and Exchange Commission require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based upon our records and other information, we believe that all required filings were made.

Stock Ownership Guidelines

    Your Board of Directors adopted stock ownership guidelines for our executives in 1995. The chief executive officer and chief operating officer are expected to own common stock having a value of at least five times their annual base salary. Senior vice presidents of the organization are expected to own common stock with a value of at least two times their annual base salary and vice presidents are expected to own stock having a value of at least one times their annual base salary. If stock ownership levels are not met, the officers' payouts under the long-term incentive plan are paid in common stock. If their target ownership levels are met, the officers may take their payouts in cash or a combination of cash and stock. Any common stock issued under the long-term incentive plan cannot be sold for one year after it is issued.

Stock Ownership of Directors and Executive Officers

    In general, "beneficial ownership" includes those shares a director or officer has sole or shared power to vote or transfer, and stock options that are currently exercisable or that are exercisable within 60 days of December 31, 2000. On December 31, 2000, the directors and executive officers of UtiliCorp beneficially owned a total of 5,526,402 shares of our common stock.

Name of Beneficial Owner	Issued Shares Beneficially Owned		Exercisable Stock Options	Total Beneficial Ownership		Percent of Class(1)
Richard C. Green, Jr	2,841,070	(2)(3)	644,648	3,485,718	(2)(3)	3.5%
Robert K. Green	2,559,594	(2)	386,646	2,946,240	(2)	2.9%
John R. Baker	234,544		—	234,544	(3)	—
Herman Cain	8,887		—	8,887		—
Irvine O. Hockaday, Jr	6,356		—	6,356		—
Dr. Stanley O. Ikenberry	7,943		—	7,943		—
Robert F. Jackson, Jr	37,711		—	37,711		—
Shirley Ann Jackson	1,349		—	1,349		—
L. Patton Kline	17,184		—	17,184		—
James G. Miller	70,906		154,803	225,709		—
Edward K. Mills	56,940		60,375	117,315		—
Keith G. Stamm	49,578		48,447	98,025		—
Directors and Executive Officers as a group (22 persons)	3,940,862	(2)(3)	1,585,540	5,526,402	(2)(3)	5.5%

(1)
Percentages are omitted for Directors and Executive Officers who own less than 1% of common stock.

(2)
Includes 2,117,599 shares held by the Green Family UCU Limited Partnership of which Richard C. Green, Jr. and Robert K. Green are general partners with shared voting and investment power.

(3)
Includes 193,089 shares held in trust, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with shared voting and investment power.

Green Family Ownership and Employee Ownership

    Richard C. Green, Jr., Robert K. Green, and members of their family and trusts for the benefit of members of the Green family owned as of December 31, 2000, 4,137,758 shares or approximately 4.12% of our common shares outstanding. This number includes shares held by the Green Family UCU Limited Partnership.

    We encourage employee ownership of our common stock. We feel that employees who have a vested interest in the Company make decisions in their daily work that are in our best interest and in the best interest of our shareholders. As of December 31, 2000, employees owned, either directly or beneficially, approximately 13,079,000 shares or approximately 13.03% of our outstanding common shares. This includes the Green family ownership described above.

EXECUTIVE COMPENSATION

Report on Executive Compensation

    Our Compensation Committee submits the following report on executive compensation:

    As members of the Compensation Committee (the "Committee"), we consider providing oversight and guidance for the administration of executive compensation as our most important role. While performing this role, we want to make sure that the compensation policies and practices support the achievement of the Company's short-term and long-term goals along with maintaining the Company's organizational values, but most importantly, support the on-going creation of shareholder value.

    As three independent, non-employee directors, we maintain an impartial view as we oversee the Company's executive compensation activities. Impartiality is important as we approve the designs of the compensation programs, assess the programs' effectiveness, and oversee the administration of the programs. We also review and approve all salaries and other forms of compensation for the Company's executives, and evaluate the Company's executives' performance along with other related matters.

Compensation Philosophy

    Our overall philosophy is to make sure the Company's executive pay is competitive with similar companies, while rewarding executives based on how successful they are at achieving certain goals. We chose this philosophy because the Company must compete with many companies to attract and develop a talented group of employees. At the same time, we know it is important to achieve financial success. Therefore, our compensation philosophy is built on the following principles:

  •
  Total compensation should provide a competitive advantage over companies competing for management talent;

  •
  Heavy emphasis is put on incentive pay linked to achievement of goals;

  •
  Compensation programs are designed to support the achievement of the Company's business strategy; and

  •
  Executives' long-term compensation is closely tied to the total return on the Company's common stock.

    We seek advice from an independent compensation consultant to ensure we are accurately comparing the Company's executive compensation levels to those of similar companies. Some of the factors we consider are: business operations, sales, market values, employment levels, and lines of businesses. The group of companies that we use for comparing compensation levels is not the same group of companies that is used in the Stock Performance Graph in this proxy statement. The reason for this difference is that the Company's most direct competitors in attracting and retaining executive talent are not always the same companies that make up the Company's typical industry peer group.

Elements That Make Up Total Compensation For Executives

    The Company's total compensation consists of the following components: base salary, annual incentives, long-term incentives and benefits. Each of these elements is described below. We consider these components as integral parts of an executive's compensation package. Other pieces we look at are severance plans and benefits. We want to make sure the total compensation package is competitive.

  •
  Base Salary

    We review each executive officer's base salary annually. Base salaries are targeted to approximate the average base salaries paid to executives of similar companies for each position. To make sure each executive is paid appropriately, we consider the executive's level of responsibility, prior experience, overall knowledge, executive pay for similar positions in other companies, and executive pay within the Company.

    Base salaries represent the amount executives are paid on a regular basis (as opposed to an incentive, which is only paid when certain goals are achieved). Therefore, this part of an executive's pay is a very important tool in attracting and retaining talented people. The flexibility in our base pay program allows us to reward individual executives for superior work that may not be immediately reflected in financial measurements, but is important to everyday business operations.

    When evaluating individual performance, we look at the executive's efforts in promoting the Company's values; participation in on-going education and management training; improving project quality; strengthening relationships with customers; developing relationships with strategic partners and employees; demonstrating leadership abilities with co-workers; and other goals. Overall, executive base salaries were increased in 2000 at a rate similar to increases provided by other companies with which the Company competes.

  •
  Annual Incentives

    Another major part of each executive's total compensation is the annual incentive. The amount awarded to each executive is targeted to be above the average of what the Company's competitors would award their executives for targeted performance because we believe the Company sets aggressive incentive targets that are above the average of those of its competitors. The targeted award amount is based on advice from an independent compensation consultant. The actual award will vary, and may not be paid at all, based upon the Company's financial results for the year. If an award is earned, it is paid in cash or restricted stock at the election of the executive.

    If an executive decides to take all or part of the annual incentive in stock, the stock he or she receives is restricted. All amounts paid in restricted common stock are increased by 33% over the cash-equivalent amount. As an example, if an executive receives an annual incentive award of $50,000 and elects to take $20,000 in restricted stock, we will award the executive an additional $6,600 (33% of $20,000) worth of restricted stock.

  •
  Long-Term Incentives

    Long-term incentives are provided according to our Annual and Long-Term Incentive Plan. We determine if an executive is eligible for participation in this plan based on prior experience, performance measures, and compensation practices of the Company's competitors. Only executives who have an on-going, company-wide impact are eligible to participate in this plan. We also have the authority to grant restricted stock to reward special performance or to retain key executives.

    We have decided to award long-term incentives to each eligible executive in the following proportion for the three-year cycle beginning in 2001: 90% performance units and 10% stock options. Incentive awards are available at the conclusion of each three-year cycle. Award amounts, if any, are based on defined financial performance measures over the preceding three years as compared to a specific group of comparative companies. The objective of this design is to pay long-term incentive awards each year that are above the average of what similar companies would pay their executives for targeted performance. We regularly review the companies used for comparison, decide on the performance criteria, and receive advice from an independent compensation consultant to ensure a fair, appropriate program.

    For each three-year cycle, we compare our Total Shareholder Return ("TSR") results to either a published or special index. These indexes may include the Standard & Poor's 500 Stock Index or a specific group of companies in business lines and/or operations similar to ours. The group of companies that we used as a comparison group for the Annual and Long-Term Incentive Plan cycle ending December 31, 2000, consisted of CMS Energy, Dominion Resources, Enron, Pacific Gas & Electric, Duke Energy, Entergy, MCN Energy Group, Reliant Energy, Cinergy, Southern Co., Texaco Inc., and Kinder Morgan, Inc.(formerly KN Energy). For the three-year period ended December 31, 2000, the average TSR of the group was 54.39% and the Company's TSR was 35.51% ranking it eighth out of 13 companies. To minimize the effect of year-end price spikes, the TSR calculation uses the average closing price for the 30 calendar days of the beginning and ending of the three-year cycle.

  •
  Performance Units

    Performance units are designed to tie executives' long-term compensation directly to specific corporate performance measures. Each performance unit is equivalent in value to one share of the Company's common stock on the last trading day of the three-year cycle plus the dividends paid over the preceding three-year cycle. The cycles for the years 1999-2001, 2000-2002, and 2001-2003 are based on TSR as compared to a specific group of companies in business lines and/or operations similar to ours ("peer group").

    Based on the Company's TSR results for the 1998-2000 cycle and its subsequent placement as compared to its peer group, we approved a pay-out of 88% of targeted performance units.

    Payments made under the three-year performance cycles are in the form of restricted stock until the executive has accumulated certain targeted shareholdings of the Company from any source, excluding unexercised stock options. Once the executive has exceeded the targeted share ownership, compensation, if any, from the plan will be paid in cash or restricted stock at the option of the executive. If an executive elects to take all or a portion of his or her long-term incentive in the form of restricted stock, the amount of the award taken in restricted stock will be increased by 25% in a fashion similar to our annual incentive plan.

  •
  Stock Options

    We grant stock options every year under the Amended and Restated 1986 Stock Incentive Plan to the Company's executives who are eligible to participate in the Annual and Long-Term Incentive Plan. The stock options are priced at the fair market value of the Company's common stock on the date of the grant. Therefore, these stock options only have value to the executives if the stock price goes up following the date of the grant. This is intended to make sure the executives are focused on creating long-term shareholder value. The stock options vest over a four-year period; 25% at the end of the second and third years and 50% at the end of the fourth year. The reason for this four-year vesting period is to create a mechanism to provide an incentive for the executives to stay with the Company during that period.

    In a further effort to achieve long-term success, we sometimes issue stock options to key employees who do not participate in the Annual and Long-Term Incentive Plan. The number of options granted is determined by each employee's level of responsibility, contribution, and the projected value of the stock options. Broad-based employee stock option grants are sometimes awarded to those who do not participate in our Long-Term Incentive Plan based on each employee's level of annual salary. These stock options are also priced at the fair market value of the Company's common stock on the date of the grant and have a one-year vesting period.

  •
  Benefits

    The benefits we offer key executives serve a different purpose than the compensation programs described above. In general, they provide some level of protection against the chance of an executive having financial difficulties as a result of illness, disability, or death. The benefits offered are usually comparable to those offered to all other employees with some differences based on tax and employee benefit laws.

Chief Executive Officer (CEO) Compensation

    We review the Chief Executive Officer's base salary every year. In doing so, we compare his pay to the pay of other CEO's in comparable companies. Currently, Richard Green's salary is lower than the average level of pay for CEO's of comparable companies. On January 1, 2001, Mr. Green's base salary was increased 8.3% to $975,000 per year.

    Mr. Green's annual incentive compensation is based on achievement of goals associated with an increase in the Company's earnings per share and an assessment of how well Mr. Green managed the Company. Normalized basic earnings per share ("EPS") in 2000 were $2.21. In addition, we set a 2001 EPS growth plan of 10%, which yielded a maximum payout for the growth plan element of the 2000 Annual Incentive Plan. These financial results and growth goal, when combined with our evaluation of Mr. Green's management performance, earned him an annual incentive award of $1,170,000. Mr. Green decided to take this award in the form of restricted stock. As a result, he received an additional 33% of the value of the shares in the form of restricted stock for a total value of $1,556,100.

    Mr. Green was also awarded performance units because he participated in the Annual and Long-Term Incentive Plan for the three-year cycle of 1998-2000. When compared to the list of competitors, the Company's relative shareholder return ranked at a level that allowed Mr. Green to receive 42,240 (targeted performance units of 48,000 × 88%) performance units. Each performance unit was worth the value of one share of our common stock on the last trading day of the three-year cycle, plus dividends paid over the three-year cycle. Mr. Green elected to receive his award of $1,456,224 in restricted stock. As a result, he received an additional 25% of the value of the shares in the form of restricted stock for a total value of $1,820,280.

    In addition to the performance units, Mr. Green was granted 65,000 stock options under the Amended and Restated 1986 Stock Incentive Plan at a price of $19.125. These options vest over a four-year period as described above.

    Finally, the Company has experienced substantial growth over the past several years. Generally, this growth would translate into corresponding growth in the CEO's compensation. However, over the past several years, the Compensation Committee has purposely managed his compensation in a conservative fashion. As a result, the CEO has generally been below the indicated total compensation levels of his peers in the industry. The year ending December 31, 2000 was a year of exceptional performance for the Company in which financial performance expectations were significantly exceeded. As a result of Mr. Green's below market position in terms of compensation and excellent financial performance of the Company, the Committee has elected to award a special one-time grant of

$1,000,000 in shares of restricted stock that vest over two years, and $2,000,000 in cash. The special award is in recognition of his contribution and efforts in successfully managing the Company through this continuing period of growth.

    A new three-year performance cycle started in 1999 and will be completed at the end of 2001. Another three-year cycle started in 2000 and will conclude at the end of the year 2002. An independent compensation consultant assisted us in determining the number of performance units that may be granted following each cycle. Our goal was to make sure that Mr. Green's total compensation would equal what our competitors pay their Chief Executive Officers, if the Company meets its financial targets. However, if the Company doesn't meet the minimum level of performance associated with these goals, Mr. Green won't be paid anything under this Plan.

Internal Revenue Code 162(m) Considerations

    In designing the compensation programs, the Compensation Committee's primary consideration is the Company's achievement of strategic business goals that serve to enhance shareholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid officers in any year, unless the compensation meets certain performance requirements. Both the Annual and Long-Term Incentive Plans currently meet the performance requirements under 162(m). The Compensation Committee continues to be committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic business goals of the Company, the Compensation Committee reserves the right to make awards that are non-deductible where it believes it is in the best interest of the Company, as is the case with this years' special awards to Mr. Green.

Conclusion

    We believe the executive compensation programs we have described to you serve your interests, as shareholders. These programs are designed to motivate the executives to help the Company succeed both today and in the future. We will continue to monitor the effectiveness of our total compensation programs to ensure they promote the needs and goals of the Company.

Irvine O. Hockaday, Jr.
Dr. Stanley O. Ikenberry
Herman Cain

SUMMARY COMPENSATION TABLE

NAME	YEAR	SALARY $	BONUS $	OTHER ANNUAL COMP $	RESTRICTED STOCK AWARDS (1) $	STOCK OPTIONS #		LTIP $	ALL OTHER COMP $
Richard C. Green, Jr.	2000	886,885	2,000,000	30,380	2,556,100	65,000		1,820,280	91,861	(2)
	1999	768,678	—	30,145	1,134,756	195,000		1,965,551	36,758
	1998	720,674	—	32,415	1,041,590	135,000		1,582,325	41,992
Robert K. Green	2000	709,865	2,000,000	45,521	2,244,880	52,000		1,456,224	67,586	(3)
	1999	630,194	—	19,138	912,114	156,000		1,572,441	58,981
	1998	517,786	—	50,814	840,294	108,000		1,265,680	47,693
Keith G. Stamm	2000	268,614	2,339,066	3,333	557,297	39,699	(7)	284,419	51,683	(4)
	1999	187,085	—	8,266	—	35,982		—	32,602
	1998	173,365	44,000	6,617	—	29,540		40,596	26,873
Edward K. Mills	2000	280,028	3,377,056	40,660	425,000	21,000		567,000	34,433	(5)
	1999	263,626	636,600	36,146	—	70,500		174,055	25,120
	1998	221,912	490,000	20,571	—	34,200		491,352	22,386
James G. Miller	2000	305,055	1,004,431	51,916	250,000	21,000		546,084	149,777	(6)
	1999	284,781	234,870	33,745	—	70,500		410,202	27,178
	1998	268,147	216,742	28,291	—	52,500		330,224	28,521

1)
Restrictions lapse at various times following the third anniversary of the grant. Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. As of December 31, 2000, the value of total shares of restricted stock held by the above officers is: Mr. Richard C. Green, Jr. (406,742 shares; $12,558,159); Mr. Robert K. Green (394,543 shares; $12,181,515); Mr. Stamm (27,195 shares; $839,646); Mr. Mills (42,743 shares; $1,319,690); and Mr. Miller (22,526 shares; $695,490). All market values are determined as of December 31, 2000. Grants made on March 9, 2001, for 2000 service are included in the market value totals described in the "Restricted Stock Awards" column above for the year 2000, representing restricted stock granted in lieu of annual bonuses. Also included in the above totals are the following restricted stock awards made in addition to annual bonuses: Mr. Keith Stamm, 6,131 shares, $100,000; Mr. Edward Mills, 18,391 shares, $300,000; and Mr. James Miller, 15,326 shares, $250,000.
2)
Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $4,800, employer contributions to the Supplemental Contributory Retirement Plan of $53,214, a lump-sum payment of perquisite allowance for 2000 of $20,000, premium paid for term life insurance and AD&D insurance equivalent to 3 times salary of $3,385, and an allowance of $10,462 representing the company contribution to the flexible benefits program on behalf of officer.
3)
Consists of employer contributions to the Supplemental Contributory Retirement Plan of $42,591, a lump-sum payment of perquisite allowance for 2000 of $15,000, premium paid for term life insurance and AD&D insurance equivalent to 3 times salary of $1,486, and an allowance of $8,509 representing the company contribution to the flexible benefits program on behalf of officer.
4)
Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $8,766, employer contributions to the Supplemental Contributory Retirement Plan of $11,705, a lump-sum payment of perquisite allowance for 2000 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to 3 times salary of $772, an allowance of $6,686 representing the company contribution to the flexible benefits program on behalf of officer, and a payment for foreign assignments of $18,754.
5)
Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $15,300, employer contributions to the Supplemental Contributory Retirement Plan of $6,301, a lump-sum payment of perquisite allowance for 2000 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to 3 times salary of $706, and an allowance of $7,126 representing the company contribution to the flexible benefits program on behalf of officer.
6)
Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $9,272, employer contributions to the Supplemental Contributory Retirement Plan of $13,831, a lump-sum payment of perquisite allowance for 2000 of $5,000, premium paid for $50,000 of term life insurance and AD&D insurance of $444, an allowance of $4,538 representing the company contribution to the flexible benefits program on behalf of officer, and a payment of $116,692 made in exchange for the termination of a predecessor company's supplemental retirement agreement.
7)
Includes 18,699 shares granted in lieu of annual and long-term incentive bonuses for service in 1999.

Severance and Employment Agreements

    The employment agreements of Richard C. Green, Jr. and Robert K. Green entitle them to an annual base salary of at least $900,000 and $720,000, respectively. In addition, Richard C. Green, Jr. will continue as Chairman and Chief Executive Officer and Robert K. Green will continue as President and Chief Operating Officer for the term of the agreements. Each will also continue to participate in our benefit and incentive plans during the term of the agreement.

    If either is terminated without good cause or if either quits for good reason, we will continue to pay his base salary for three years following the date of termination. In addition, we will pay a one-time amount equal to three times the highest incentive compensation award he would have received for the year terminated if all targeted goals in effect on the date of the termination are exceeded. Each will also receive certain other amounts consistent with what he would have received as an active employee.

    With the exception of Richard C. Green, Jr. and Robert K. Green, the people listed in the Summary Compensation Table have entered into severance agreements with the Company. The agreements give the executives certain severance benefits following a change in control and are designed to avoid an interruption of management following a change in control.

    If, following a change in control, an executive's employment with us is terminated for any reason, he is entitled to a one time, lump sum severance payment. This payment varies from 1 to 2.99 times average annual compensation. An executive is not entitled to a severance payment if the executive dies, retires, becomes disabled, is terminated for cause or quits without good reason.

OPTION GRANTS IN LAST FISCAL YEAR

Name	# of Shares Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price($/Sh)	Expiration Date	Grant Date Present Value $(1)
Richard C. Green, Jr. Chairman and CEO	65,000	5.63%		19.125	02-01-10	$137,800	(2)
Robert K. Green President and COO	52,000	4.50%		19.125	02-01-10	110,240	(2)
Keith G. Stamm CEO, Aquila Inc.	21,000 11,736 6,963	1.82 1.01 .006	% % %	19.125 16.3125 16.3125	02-01-10 03-10-01 03-10-03	44,520 13,144 11,002	(2) (3) (4)
Edward K. Mills President, Aquila Inc.	21,000	1.82%		19.125	02-01-10	44,520	(2)
James G. Miller Sr. Vice President	21,000	1.82%		19.125	02-01-10	44,520	(2)

(1)
Black Scholes Assumptions

    The estimated present value on the date of grant reflected in the above table is determined using the Black-Scholes model.

(2)
The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options are the following:

•
An exercise price on the option of $19.125, equal to the fair market value of the underlying stock on the date of grant;

•
An option term of 10 years;

•
An interest rate of 6.66% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term;

•
Volatility of 19.51% calculated using daily stock prices for the three-year period prior to the grant date;

•
Dividends at the rate of $1.20 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant; and

•
Reductions of approximately 16.62% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 4.40% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

    Options were granted on February 1, 2000 and 25% can be exercised after the second anniversary of the grant, an additional 25% can be exercised after the third anniversary of the grant and the final 50% can be exercised after the fourth anniversary of the grant.

(3)
The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options are the following:

•
An exercise price on the option of $16.3125, equal to the fair market value of the underlying stock on the date of grant;

•
An option term of 1 year;

  •
  An interest rate of 6.22% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term;

  •
  Volatility of 20.43% calculated using daily stock prices for the three-year period prior to the grant date;

  •
  Dividends at the rate of $1.20 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant; and

  •
  Reduction of approximately 2.24% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

    Options were granted on March 10, 2000, and will vest on the first anniversary of the grant date. These totals represent options granted in lieu of annual bonuses.

(4)
The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options are the following:

•
An exercise price on the option of $16.3125, equal to the fair market value of the underlying stock on the date of grant;

•
An option term of 3 years;

•
An interest rate of 6.53% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term;

•
Volatility of 20.43% calculated using daily stock prices for the three-year period prior to the grant date;

•
Dividends at the rate of $1.20 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant; and

•
Reductions of approximately 6.55% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

    Options were granted on March 10, 2000, and will vest on the third anniversary of the grant date. These totals represent options granted in lieu of annual bonuses.

    The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)(2)	Number of Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at FY-End($)(2) Exercisable/ Unexercisable
Richard C. Green, Jr. Chairman and CEO	0	0	456,098/467,300	$5,454,790/4,335,871
Robert K. Green President and COO	0	0	235,806/373,840	2,822,615/3,468,697
Keith G. Stamm CEO, Aquila Inc.	6,113	$(41,453)	26,772/108,146	288,335/1,068,979
Edward K. Mills President, Aquila Inc.	0	0	17,100/134,250	168,326/1,195,238
James G. Miller Sr. Vice President	0	0	101,853/153,075	1,172,386/1,358,712

(1)
Options holders may surrender shares to pay the option exercise price and tax withholding requirements. The amounts provided assume no shares were surrendered.

(2)
Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as applicable, minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

Name	Target Performance Units(#)	Performance or Other Period Until Maturation or Payout	Threshold($)	Target($)	Maximum($)
Richard C. Green, Jr. Chairman and CEO	100,000	12/31/2002	$814,000	$3,700,000	$7,400,000
Robert K. Green President and COO	80,000	12/31/2002	$651,200	$2,960,000	$5,920,000
Keith G. Stamm CEO, Aquila Inc.	28,500	12/31/2002	$231,990	$1,054,500	$2,109,000
Edward K. Mills President, Aquila Inc.	28,500	12/31/2002	$231,990	$1,054,500	$2,109,000
James G. Miller Sr. Vice President	28,500	12/31/2002	$231,990	$1,054,500	$2,109,000

    The long-term awards are expressed in the form of performance units. Each performance unit is equal in value to one share of common stock on the last trading day of the three-year cycle plus the dividends paid over the three-year cycle. Threshold payment is based on 22% of the target performance units. Maximum payment is based on 200% of the target performance units.

PERFORMANCE GRAPH

    The graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of (1) the S&P 500 Index and (2) the Edison Electric Institute Combination Gas and Electric Utility Index.

    The graph assumes that the value of the investment in our stock and each index was $100 on December 31, 1995, and that all dividends were reinvested.

PENSION PLAN

    We maintain the UtiliCorp United Inc. Restated Retirement Income Plan (the "Retirement Plan"). Employees do not make contributions to this plan and the benefits are paid based on an employee's years of service and final average compensation. Final average compensation is defined in this Retirement Plan as total base salary excluding overtime payments, bonuses, and any other extraordinary compensation. Final average compensation does include employee contributions made to the UtiliCorp United Inc. Retirement Investment Plan and the flexible spending plan. Final average compensation is computed using an individual's four highest consecutive years of salary.

    Provisions of the Internal Revenue Code limit benefits payable from the Retirement Plan. We maintain an unfunded supplemental retirement plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan, which would otherwise be limited by the provisions of the Code.

    The years of credited service for each officer named in the Summary Compensation Table are as follows: Richard C. Green, Jr., 22 years; Robert K. Green, 12 years; Edward K. Mills, 8 years; Keith Stamm, 16 years; and James G. Miller, 17 years.

    The following table sets forth the estimated annual benefits payable to people in specified remuneration and service classifications assuming retirement in 2001 at age 62:

	Years of Pension Service
Final Average Compensation
	15	20	25	30	35	40
$200,000	$36,564	$52,652	$68,740	$84,828	$89,328	$93,828
250,000	46,389	66,727	87,065	107,403	113,028	118,653
300,000	56,214	80,802	105,390	129,978	136,728	143,478
350,000	66,039	94,877	123,715	152,553	160,428	168,303
400,000	75,864	108,952	142,040	175,128	184,128	193,128
450,000	85,689	123,027	160,365	197,703	207,828	217,953
500,000	95,514	137,102	178,690	220,278	231,528	242,778
550,000	105,339	151,177	197,015	242,853	255,228	267,603
600,000	115,164	165,252	215,340	265,428	278,928	292,428
650,000	124,989	179,327	233,665	288,003	302,628	317,253
700,000	134,814	193,402	251,990	310,578	326,328	342,078
750,000	144,639	207,477	270,315	333,153	350,028	366,903
800,000	154,464	221,552	288,640	355,728	373,728	391,728
850,000	164,289	235,627	306,965	378,303	397,428	416,553
900,000	174,114	249,702	325,290	400,878	421,128	441,378
950,000	183,939	263,777	343,615	423,453	444,828	466,203
1,000,000	193,764	277,852	361,940	446,028	468,528	491,028

    These benefits are applicable to employees retiring after December 31, 2000 at age 62 and have been computed on the basis of a straight-life annuity.

OTHER INFORMATION

Report of the Audit Committee of the Board

    Our Audit Committee submits the following report:

    Each of the members of the Audit Committee is independent as defined under New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Board, which is attached to this proxy statement as Appendix A.

    The Audit Committee of the Board has received from Arthur Andersen LLP, our independent public accountants, a letter that discloses all relationships between the Company and Arthur Andersen LLP that may be thought to bear on the independence of Arthur Andersen LLP from the Company. The Audit Committee has discussed the contents of this letter with Arthur Andersen LLP as well as the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000, with management of the Company.

    Arthur Andersen LLP was paid by the Company the following amounts in the year 2000:

Audit Fees	$1.2 million
Financial Information Systems Design and Implementation	none
All Other Fees*	$9.5 million

*Other fees include internal audit services, registration filings, accounting and tax consultation, tax compliance consultations, and merger and acquisition activities.

    The Audit Committee has considered whether Arthur Andersen LLP's performance of services other than the audit is compatible with maintaining the independence of Arthur Andersen LLP from the Company.

    Based upon the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board that the financial statements of UtiliCorp audited by Arthur Andersen LLP be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    The foregoing report is furnished by the Audit Committee of the Board.

Robert F. Jackson, Jr.
Stanley O. Ikenberry
Shirley Ann Jackson

Relationship With Independent Public Accountants

    We retained Arthur Andersen LLP as our independent public accountants for 2000. Arthur Andersen LLP has audited our financial statements since May 1992.

    Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Audit Committee of the Board of Directors recommended that we retain Arthur Andersen LLP as our independent public accounting firm for the year 2001.

Proposals of Security Holders

    If you want to submit proposals for possible inclusion in the 2002 proxy statement, you must do so on or before November 19, 2001. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to you on or before March 20, 2002.

    Also, if you want to bring a matter before the 2002 annual shareholders meeting, our bylaws require you to notify us in writing at least 60 days prior to the meeting. Our 2002 annual shareholders meeting is scheduled for May 1, 2002. Accordingly, we must receive all notices by March 1, 2002.

    Notices and proposals should be sent to our principal executive offices located at 20 West Ninth Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Solicitation of Proxies

    We are making this solicitation by mail, but our officers or employees may also solicit proxies by telephone or in person. We may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. We have hired Morrow & Co. to assist in the solicitation. Their fees will be $7,500 plus reimbursement of out-of-pocket expenses.

Annual Report

    Our annual report for the year 2000 accompanies this proxy statement. The sections of the annual report entitled "Supplementary Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure About Market Risk" are incorporated into this proxy statement.

ITEMS FOR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

    Three Class A Directors of the Company are to be elected to hold office for the term indicated below. The following persons have been designated as nominees for the office:

Dr. Stanley O. Ikenberry	Class A	3 years
Irvine O. Hockaday, Jr.	Class A	3 years
John R. Baker	Class A	3 years

    Unless marked to the contrary, all proxies received will be voted "FOR" the election of each of the nominees for director. The abstention or failure to vote shares and broker nonvotes do not count as a vote "against" a nominee. Only a plurality of votes cast is necessary to elect a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH DIRECTOR NOMINEE.

PROPOSAL 2

AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 400 MILLION

    The Board has approved an increase in the number of shares of authorized common stock from 200 million shares to 400 million shares by adopting an amendment to our certificate of incorporation. In order for the increase to take effect, shareholders of the Company must also approve the amendment. If approved, Section 1 of our certificate of incorporation would be amended to read as follows:

  Section 1. The total number of shares of stock which the Corporation shall have authority to issue is Four Hundred Thirty Million (430,000,000) shares, of which Four Hundred Million (400,000,000) shares shall be common stock, of the par value of One Dollar ($1.00) per share (hereinafter referred to as "Common Stock"), Ten Million (10,000,000) shares shall be preference stock, without par value (hereinafter referred to as "Preference Stock") and Twenty Million (20,000,000) shares shall be Class A Common Stock, of the par value of One Dollar ($1.00) per share (hereinafter referred to as "Class A Common Stock").

    We are not permitted to issue shares of stock in excess of the number of shares authorized in our certificate of incorporation. Of the 200 million shares of common stock currently authorized in our certificate of incorporation, as of the close of business on March 5, 2001, there were 101,072,452 shares issued and outstanding and 3,849,022 shares reserved for issuance under our employee benefit plans. In addition, we intend to issue up to an additional 11.5 million shares of common stock in a public offering, to be completed in the first half of 2001. We generally issue shares of common stock to raise capital, in connection with acquisitions, to accommodate stock splits and stock dividends, and as compensation under our employee benefit plans. Shares of common stock could also be used to meet the objectives of our shareholder rights plan, which is discussed below. The remaining number of authorized but unissued and unallocated shares of common stock is currently insufficient to meet these purposes. Therefore, the Board has determined that the authorized shares of common stock should be increased.

    Shareholders of the Company have no preemptive rights to purchase any additional shares of the common stock that may be issued. Therefore, the issuance of shares of common stock would reduce the relative voting power of existing stockholders and could result in a dilution of their equity interest in the Company. If this proposal is approved by the shareholders, the Board generally could authorize the issuance of the additional shares on terms determined by the Board without further authorization from the shareholders.

    The issuance of additional shares of common stock could make it more difficult or discourage a merger, tender offer or proxy contest and thus have an "anti-takeover" effect. For example, the Board could sell shares of common stock in private transactions to purchasers who would oppose a takeover or favor the current Board. In addition, we have adopted a shareholder rights plan providing for the distribution of rights to purchase additional shares of common stock in the event of certain attempts to acquire control of the Company. The increase in the authorized shares of common stock facilitates the issuance of common stock in the event the provisions of the shareholder rights plan are triggered. Although this proposal has been prompted by business and financial considerations and not by any known takeover threat, shareholders should be aware that the approval of this proposal could deter or prevent changes in control of the Company, including transactions in which shareholders might receive a premium for their shares.

    The holders of a majority of the outstanding shares of common stock must vote in favor of Proposal 2 in order for Proposal 2 to pass. Unless marked to the contrary, all proxies received will be voted "FOR" the approval of Proposal 2. The abstention or failure to vote shares and broker nonvotes count as a vote "against" Proposal 2.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR PROPOSAL 2.

PROPOSAL 3

AMEND THE AMENDED AND RESTATED 1986 STOCK INCENTIVE PLAN TO ALLOW THE ISSUANCE OF AN ADDITIONAL 2,000,000 SHARES PURSUANT TO THE PLAN

    The Company's Amended and Restated 1986 Stock Incentive Plan is intended to foster in its participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries, to aid in retaining individuals who put forth such efforts and to assist in attracting the best available individuals in the future.

Shares Subject to the Plan

    There are 1,946,679 shares of the Company's common stock authorized for non-qualified and incentive stock option grants and restricted stock awards which remain unissued under the plan. The Company proposes to authorize an additional 2,000,000 shares of the Company's common stock under the plan. All shares are subject to adjustment in the event of stock splits, stock dividends and other situations.

Employee Participants

    Participants in the plan are selected by the Compensation Committee and consist of key employees, consultants or advisors of the Company. Currently, there are approximately 130 persons participating in the Plan.

Delivery of Shares in Lieu of Cash Incentive Awards

    The plan provides that any participant who is eligible to receive a cash bonus or incentive payment from the Company under any management bonus or incentive plan of the Company or entitled to receive a cash payment for services rendered as a director, may be permitted by the Compensation Committee to receive shares of common stock under the plan in lieu of such payments.

Administration

    The plan is administered by the Company's Compensation Committee. All members of the Compensation Committee must be disinterested persons as defined in Rule 16b-3 under the Exchange Act.

    The Compensation Committee may periodically adopt rules and regulations for carrying out the plan, and for making amendments thereto, as desired without further action by the Company's shareholders except as required by applicable law.

Termination

    The plan will continue in effect until all shares of stock available for grant have been acquired through exercise of options or restricted stock awards, or until September 1, 2005, whichever is earlier. The plan may be terminated at such earlier time as the Company's Board may determine.

Terms of Stock Options

    Stock option awards under the plan consist of non-qualified and incentive stock options. Options granted pursuant to the plan need not be identical.

    The purchase price under each option is established by the Compensation Committee but in no event will the option price be less than 100% of the fair market value of common stock on the date of grant. The option price must be paid in full at the time of exercise. The price may be paid in cash or by the surrender of shares of common stock owned by the participant exercising the option and having a fair market value on the date of exercise equal to the option price, or by any combination of the foregoing equal to the option price.

    Options granted must be exercised within a period of not more than 10 years from the grant date and the aggregate fair market value of shares as to which incentive stock options ("ISOs") are exercisable for the first time by a grantee during any calendar year shall not exceed $100,000. Options will have such terms and be exercisable in such manner and at such times as the Compensation Committee may determine. ISOs are also subject to further restrictions under the Internal Revenue Code of 1986, as amended (the "Code"), as set forth in the plan. Subject to the Code's restrictions on ISOs, the Compensation Committee may provide for accelerated exercisability of options, or lapse of options, in the event of the employee's death, disablement or termination or certain changes in control as set forth in the plan.

    Each option is transferable only by will or the law of descent and distribution and may only be exercisable by the participant during his or her lifetime.

Terms of Restricted Stock Awards

    Like stock options granted under the plan, restricted stock awards need not be identical. The number of shares and other terms and conditions of any restricted stock award, including the period for which the shares awarded will be subject to forfeiture and restrictions on transfer or on the ability of the grantee to make Code Section 83(b) elections, as discussed below, without the consent of the Compensation Committee, shall be determined by the Compensation Committee. No such restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date on which the award was granted, provided that the Compensation Committee may provide for the lapse of such restrictions on the employee's death or termination.

    The Compensation Committee, in its sole discretion, may impose performance restrictions on restricted stock awards as it may deem advisable or appropriate in accordance with the plan and Section 162(m) of the Code.

Federal Income Tax Consequences

    The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law. State and local tax consequences may differ.

    ISOs and non-qualified stock options ("NSOs") are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NSOs need not comply with such requirements.

    An optionee is not taxed for regular income tax purposes on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an ISO for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying the two- and one-year holding periods described above, the optionee will recognize ordinary income in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The excess, if any, of the amount received on disposition of the stock over its fair market value on the exercise date will be treated as either long-term or short-term capital gain, depending on the holding period of the stock after exercise. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

    An optionee is not taxed on the grant of an NSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares in long-term capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

    A participant who is granted a restricted stock award is not required to include the value of such stock award in taxable income until the first year in which such participant's rights in the stock award are transferable or are not subject to substantial risk or forfeiture, whichever occurs earlier, unless such participant timely files a Code Section 83(b) election to be taxed on the receipt of the stock award. In either case, the amount of taxable income recognized will be equal to the excess of the fair market value of the stock award at the time the income is recognized over the amount (if any) paid for the stock award. The Company receives a deduction in the amount of the taxable income recognized by the participant, in the taxable year in which the participant recognizes such income.

Terms of Restricted Stock Awards

    Like stock options granted under the plan, restricted stock awards need not be identical. The number of shares and other terms and conditions of any restricted stock award, including the period for which the shares awarded will be subject to forfeiture and restrictions on transfer or on the ability of the grantee to make Code Section 83(b) elections, as discussed below, without the consent of the Compensation Committee, shall be determined by the Compensation Committee. No such restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date on which the award was granted, provided that the Compensation Committee may provide for the lapse of such restrictions on the employee's death or termination.

    The Compensation Committee, in its sole discretion, may impose performance restrictions on restricted stock awards as it may deem advisable or appropriate in accordance with the plan and Section 162(m) of the Code.

Amended Plan Benefits

    The Compensation Committee has full discretion to determine the number and amount of options to be granted to key employees under the plan, subject to an annual limitation on the total number of options that may be granted to any key employee. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other key employees under the plan are not presently determinable. Details on stock options and restricted stock awards granted during the last three years to certain executive officers are presented in the table entitled "Summary Compensation Table." Additional information with respect to options granted during 2000 is presented in the table entitled "Option Grants in Last Fiscal Year."

Required Approval

    The holders of a majority of the shares of common stock represented at the annual meeting must vote in favor of Proposal 3 in order for Proposal 3 to pass. Unless marked to the contrary, all proxies received will be voted "FOR" the approval of Proposal 3. The abstention or failure to vote shares does not count as a vote "against" Proposal 3.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS
THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

APPENDIX A

UTILICORP UNITED INC.
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

CHARTER

I.
PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by UtiliCorp's financial staff to the public; UtiliCorp's systems of internal controls regarding finance, accounting, legal compliance and business conduct that management and the Board have established; and UtiliCorp's auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee will encourage continuous improvement of, and will foster adherence to, UtiliCorp's policies, procedures, and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor UtiliCorp's financial reporting process and internal control system;

  •
  Review and appraise the audit efforts of UtiliCorp's independent accountants and internal auditing function; and

  •
  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.
COMPOSITION

    The Audit Committee will be composed of three or more directors as determined by the Board, each of whom shall be directors independent of management, and free from any other relationship that, in the opinion of the Board, might interfere with the exercise of such director's independent judgment as a member of the Committee. In order to qualify as independent, each must satisfy all of the following criteria:

  •
  A director who is not, and has not been for at least three (3) years, an employee of UtiliCorp;

  •
  A director does not have an immediate family member who works for UtiliCorp in the capacity of an executive officer;

  •
  A directors, if employed as an executive of another company, does not have any UtiliCorp employees serving on its Compensation Committee; and

  •
  A director has not had a direct business relationship with UtiliCorp in the last three years.

    All members of the Committee shall have a working familiarity with basic finance and accounting practices. At least one member of the Committee shall have accounting or other related financial management expertise. Committee members may take advantage of UtiliCorp training on finance and accounting issues to assist with their understanding of various matters.

    The members of the Committee shall be elected by the Board at the annual meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by

1

the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.
MEETINGS

    The Committee shall meet at least four times annually, or more frequently as circumstances dictate (Refer to Exhibit 1). As part of its job to foster open communication, the Committee will meet at least annually with management and UtiliCorp's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee or at least its Chair will meet with UtiliCorp's independent accountants and management quarterly to review UtiliCorp's quarterly financial disclosures consistent with IV.5. below.

IV.
RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee will:

  Documents/Reports Review

  1.
  Review and update this charter as conditions dictate, but at least annually.

  2.
  Review UtiliCorp's annual financial statements and other financial information.

  3.
  Review the regular summary internal reports to management prepared by the internal auditing function and management's response.

  4.
  Review the regular reports to management prepared by the Risk Management department and management's response.

  5.
  Discuss significant quarterly disclosures with management and the independent accountants prior to filing the 10-Q. Review the 10-Q prior to its filing.

  Independent Accountants

  6.
  Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fee arrangements. On an annual basis, the Committee will review and discuss with the accountants all significant relationships the accountants have with UtiliCorp to assess the accountants' independence.

  7.
  Review the performance of the independent accountants, including compliance by the independent accountants with generally accepted accounting standards (GAAS), generally accepted accounting principles (GAAP), and any other applicable legal and/or financial compliance matters; and approve any proposed discharge of the independent accountants if circumstances warrant.

  8.
  Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements. Annually discuss with the independent accountants matters required to be discussed relating to the conduct of the audit under AICPA SAS 61.

  Financial Reporting Processes

  9.
  In consultation with the independent accountants and management, review the integrity of UtiliCorp's financial reporting processes, both internal and external.

  10.
  Consider the independent accountants' judgments about the quality and appropriateness of UtiliCorp's accounting principles as applied in its financial reporting.

  11.
  Consider and approve major changes to UtiliCorp's auditing and accounting principles and practices as suggested by the independent accountants and management.

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  Process Improvement

  12.
  Establish regular processes of reporting to the Audit Committee by management and the independent accountants regarding significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  13.
  Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  14.
  Review any significant disagreement between management and the independent accountants in connection with the preparation of the financial statements.

  15.
  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

  Legal Compliance and Other Matters

  16.
  Review activities, organizational structure, and qualifications of the internal audit function.

  17.
  Review, with UtiliCorp's outside legal counsel and internal compliance function, matters relating to adherence to UtiliCorp's code of business conduct and comparable policies.

  18.
  Review with UtiliCorp's outside legal counsel any legal matter that could have a significant impact on UtiliCorp's financial statements.

  19.
  Perform any other activities consistent with this Charter, UtiliCorp's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

    The Audit Committee will have the duties and responsibilities set forth in this Charter. In carrying out such duties, the members of the Audit Committee will, at all times, act in good faith and will exercise reasonable oversight of the activities of UtiliCorp with respect to finance, accounting, legal compliance, and ethics. However, the responsibility for preparing the financial statements of UtiliCorp, for planning and conducting audits of UtiliCorp, and for determining that UtiliCorp's financial statements are accurate, complete and prepared in accordance with GAAP will reside with the financial management of UtiliCorp and the independent accountants.

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APPENDIX B

UTILICORP UNITED INC.

AMENDED AND RESTATED

1986 STOCK INCENTIVE PLAN

1.  PURPOSE

    The UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan is designed to enable qualified executive, managerial, supervisory and professional personnel of UtiliCorp United Inc. to acquire or increase their ownership of the $1.00 par value common stock of the Company on reasonable terms. The opportunity so provided is intended to foster, in participants, a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future.

2.  DEFINITIONS

    When used herein, the following terms shall have the meaning set forth below:

  2.1
  "Award" shall mean an Option or a Restricted Stock Award.

  2.2
  "Board" means the Board of Directors of UtiliCorp United Inc.

  2.3
  "Committee" means the members of the Board's Compensation Committee, which shall consist solely of two or more directors who are both (a) "non-employee directors" under Rule 16b-3(b)(3) promulgated under Section 16 of the Exchange Act, or any successor provision thereto and (b) "outside directors" under Section 162(m) of the Code.

  2.4
  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  2.5
  "Company" means UtiliCorp United Inc., a Delaware corporation.

  2.6
  "Fair Market Value" means, with respect to the Company's Shares, the mean between the high and low prices of Shares on the New York Stock Exchange Composite Tape on, as applicable: (a) the day on which an Award is granted; (b) the day all restrictions lapse for a Restricted Stock Award; or (c) the day Shares are delivered in lieu of current cash compensation as permitted by the Plan or, if there should be no sale on that date, on the next preceding day on which there was a sale.

  2.7
  "Grantee" means a person to whom an Award is made.

  2.8
  "Incentive Stock Option" or "ISO" means an Option awarded under the Plan which meets the terms and conditions established by Section 422 of the Code and applicable regulations.

  2.9
  "Non-Qualified Stock Option" or "NQSO" means an Option awarded under the Plan other than an ISO.

  2.10
  "Option" means the right to purchase a number of Shares, at a price, for a term, under conditions, and for cash or other considerations fixed by the Committee and expressed in the written instrument evidencing the Option. An Option may be either an ISO or NQSO.

  2.11
  "Plan" means the Company's Amended and Restated 1986 Stock Incentive Plan.

  2.12
  "Restricted Stock Award" means the grant of a right to receive a number of Shares at a time or times fixed by the Committee in accordance with the Plan and subject to such limitations

1

    and restrictions as the Plan and the Committee impose, all as expressed in the written instrument evidencing the Restricted Stock Award.

  2.13
  "Right of First Refusal" means the right of the Company to be given the opportunity to purchase Shares issued pursuant to Awards under the Plan at their then Fair Market Value, in the event the holder of such Shares desires to sell the Shares to any other person. This right may apply to any Shares awarded under the Plan under terms and conditions established by the Committee at the time of Award and included in the written instrument evidencing the Award, and shall apply to sales by the Grantee or the Grantee's guardian, legal representative, joint tenant, tenant in common, heir or successors.

  2.14
  "Shares" means shares of the Company's $1.00 par value common stock or, if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security.

  2.15
  "Subsidiary" means any business, whether or not incorporated, in which the Company, at the time an Award is granted to an employee thereof, or in other cases, at the time of reference, owns directly or indirectly not less than 50 percent of the equity interest except that with respect to an ISO the term "Subsidiary" shall have the meaning set forth in Section 425(f) of the Code.

  2.16
  "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option, or to receive Shares issuable in satisfaction of a Restricted Stock Award, by bequest, inheritance or permitted transfer as provided in accordance with Section 8 hereof, or by reason of the death of the Grantee, as provided in accordance with Section 9 hereof.

  2.17
  "Term" means the period during which a particular Option may be exercised or the period during which the restrictions placed on a Restricted Stock Award are in effect.

3.  ADMINISTRATION OF THE PLAN

  3.1
  The Plan shall be administered by the Committee.

  3.2
  Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

  (i)
  the employees of the Company and its Subsidiaries to whom Awards shall be granted;

  (ii)
  the number of Shares to be covered by each Award;

  (iii)
  the price to be paid for the Shares upon the exercise of each Option;

  (iv)
  the term within which each Option may be exercised;

  (v)
  the terms and conditions of each Option, which may include provisions for payment of the option price in Shares at the Fair Market Value of such Shares on the day of their delivery for such purpose;

  (vi)
  the restrictions on transfer and forfeiture conditions with respect to the Award; and

  (vii)
  any other terms and conditions of the Award.

  3.3
  The Committee may construe and interpret the Plan, reconcile inconsistencies thereunder and supply omissions therefrom. Any decision or action taken by the Committee in the exercise of such powers or otherwise, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall be

2

    conclusive and binding upon all Grantees, and any other person claiming under or through any Grantee.

  3.4
  The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as may be determined. All determinations of the Committee shall be made by a majority of its members at the time in office. Any determination reduced to writing and signed by a majority of the members of the Committee at the time in office shall be fully as effective as if it had been made at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee, and may establish and amend such rules and regulations for the conduct of its business and the administration of the Plan as it shall deem advisable.

  3.5
  No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee. Service on the Committee is hereby specifically declared to constitute service as a Director of the Company, to the end that the members of the Committee shall, in respect of their acts and omissions as such, be entitled to the limitation of liability, indemnification and reimbursement as Directors of the Company pursuant to its Certificate of Incorporation, Bylaws and to the benefits of any insurance policy maintained by the Company providing coverage with respect to acts or omission of Directors of the Company.

  3.6
  The Committee shall regularly inform the Board as to its actions under the Plan in such manner, at such times, and in such form as the Board may request.

  3.7
  Notwithstanding the foregoing, in the event the Committee shall not exist at any time during the term of this Plan, the Plan shall be administered by the Board of Directors.

4.  ELIGIBILITY

    Awards may be made under the Plan only to the class of employees of the Company or of a Subsidiary, including officers, consisting of those employees who have executive, managerial, supervisory or professional responsibilities and to consultants and advisors to the Company or any Subsidiary ("Eligible Employees"). A Director who is not an employee shall not be eligible to receive an Award. Awards may be made to Eligible Employees whether or not they have received prior Awards under the Plan or under any other plan, and whether or not they are participants in other benefit plans of the Company.

5.  SHARES SUBJECT TO PLAN

    3,949,843 Shares are hereby reserved for issuance in connection with Awards under the Plan and the issuance of Shares pursuant to Section 19, below. The Shares so used may be Shares held in the treasury, however acquired, or Shares which are authorized but unissued. Any Shares subject to Options which lapse unexercised, and any Shares forming part of a Restricted Stock Award which do not vest in the Grantee, shall once again be available for grant of Awards.

6.  GRANTING OF OPTIONS

  6.1
  Subject to the terms of the Plan, the Committee may from time to time grant Options to Eligible Employees.

  6.2
  Pursuant to the Code and applicable regulations, the aggregate Fair Market Value (determined at the time the Option is granted) of Shares as to which ISOs are exercisable for the first time by a Grantee during any calendar year (under all Plans of the Grantee's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. No ISO shall be granted to a Grantee who, at the time the ISO is granted, owns (within the

3

    meaning of Section 422(b)(6) of the Code) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Grantee's employer corporation or of its parent or subsidiary corporation unless, at the time the ISO is granted, the Option price is at least 110 percent of the Fair Market Value of the stock subject to the ISO, and the ISO by its terms is not exercisable after the expiration of five years from the date the ISO is granted.

  6.3
  The purchase price of each Share subject to an Option shall be fixed by the Committee, but shall not be less than the greater of the par value of the Share or 100 percent of the Fair Market Value of the Share on the date the Option is granted, except as otherwise provided in Section 6.2 with respect to a 10 percent stockholder.

  6.4
  Each Option shall expire and all rights to purchase Shares thereunder shall terminate on the date fixed by the Committee and expressed in the written instrument evidencing the Option, which date in the case of ISOs shall not be after the expiration of ten years from the date the Option is granted, except as otherwise provided in Section 6.2 with respect to a 10 percent stockholder.

  6.5
  Subject to the terms of the Plan each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee and expressed in the written instrument evidencing the Option; provided, however, that during any fiscal year of the Company, no Grantee shall be granted Options covering more than 150,000 Shares. Except to the extent otherwise provided in or pursuant to Sections 9 and 10, no Option shall become exercisable as to any Shares prior to the first anniversary of the date on which the Option was granted.

  6.6
  Subject to the terms of the Plan, the Committee may at the time of the Award make all or any portion of Option Shares subject to a Right of First Refusal for any period of time designated by the Committee in the written instrument evidencing the Awards.

7.  RESTRICTED STOCK AWARDS

  7.1
  Subject to the terms of the Plan, the Committee may also grant Eligible Employees Restricted Stock Awards.

  7.2
  The number of Shares covered thereby and other terms and conditions of any such Restricted Stock Award, including the period for which and the conditions on which the Shares included in the Award will be subject to forfeiture and restrictions on transfer or on the ability of the Grantee to make elections with respect to the taxation of the Award without the consent of the Committee, shall be determined by the Committee and expressed in the written instrument evidencing the Award; provided, however, that during any fiscal year of the Company, no Grantee shall receive Restricted Stock Awards covering more than 150,000 Shares. Except as provided in or pursuant to Sections 9 and 10, no such restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date on which the Award was granted.

  7.3
  Subject to the terms of the Plan, the Committee may at the time of the Award make all or a portion of the Shares awarded under a Restricted Stock Award subject to a Right of First Refusal for any period of time designated by the Committee and expressed in the written instrument evidencing the Award.

  7.4
  The Committee, in its sole discretion, may impose performance restrictions on Restricted Stock Awards as it may deem advisable or appropriate in accordance with this Section 7.4.

  7.4.1
  The Committee may set restrictions based upon (a) the achievement of specific performance objectives (Company-wide, divisional or individual), (b) applicable Federal or

4

      state securities laws, or (c) any other basis determined by the Committee in its sole discretion.

    7.4.2
    For purposes of qualifying Restricted Stock Awards as "performance-based compensation" under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock Awards to qualify as "performance-based compensation" under Section 162(m) of the Code. In granting Restricted Stock Awards that are intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock Awards under Code Section 162(m) (e.g., in determining the performance goals).

8.  NON-TRANSFERABILITY OF RIGHTS

    Except for certain transfers of Non-Qualified Stock Options to family members, trusts and charities, or pursuant to domestic relations orders, which the Committee in its sole discretion may permit, no Option and no rights under any Restricted Stock Award shall be transferable by the Grantee otherwise than by will or the laws of descent and distribution, and, except for permitted transferees, each Option may be exercised during the lifetime of the Grantee only by him.

9.  DEATH OR TERMINATION OF EMPLOYMENT

  9.1
  Subject to the provisions of the Plan, the Committee may make and include in the written instrument evidencing an Option such provisions concerning exercise or lapse of the Option on death or termination of employment as it shall in its discretion determine.

  9.2
  No ISO shall be exercisable after the date which is three months following the Grantee's termination of employment for any reason other than death or disability, unless (a) the Grantee dies during such three-month period, and (b) the written instrument evidencing the Award or the Committee permits later exercise. No ISO may be exercised more than one year after the Grantee's termination of employment on account of disability, unless (a) the Grantee dies during such one-year period and (b) the written instrument evidencing the Award or the Committee permits later exercise.

  9.3
  The effect of death or termination of employment on Shares issuable or deliverable pursuant to any Restricted Stock Awards shall be as stated in the written instrument evidencing the Award.

  9.4
  A transfer of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute a termination of employment for purposes of the Award and the Plan.

10. PROVISIONS RELATING TO TERMINATION OF THE COMPANY'S SEPARATE EXISTENCE

    The Committee may provide that in the event of a Change in Control, any or all Options granted under the Plan shall be immediately exercisable in full and the restrictions relating to any or all Restricted Stock Awards made under the Plan shall immediately lapse.

    A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

    (1)
    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, other than in connection with the

5

      acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

    (2)
    the following individuals cease for any reason to constitute at least two-thirds (2/3) of the number of directors then serving: individuals who, on August 4, 1998, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company (as such terms are used in Rule 14A-11 of Regulation 14A under the Exchange Act)) whose appointment or election by the Board or nomination of election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on August 4, 1998, or whose appointment, election or nomination for election was previously approved; or

    (3)
    the execution of an agreement in which the Company agrees to merge or consolidate with any other entity, other than (i) a merger or consolidation which would result in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, greater than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) such of Richard C. Green, Jr. and Robert K. Green continuing as members of the board of directors of the surviving entity or ultimate parent thereof as were members of the Board of the Company immediately prior to such transaction, and (C) individuals described in paragraph (2) above constitute more than one-half of the members of the board of directors of the surviving entity or ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

    (4)
    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, greater than 50% of the combined voting power of the voting securities of which is owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

    Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

6

    For purposes of this Section 10, the following definitions shall apply:

  (a)
  "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

  (b)
  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  (c)
  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

    The Committee may amend any existing Option or Restricted Stock Award to reflect this provision, provided, however, that should the Company determine that shareholder or regulatory approval of this provision is required and such shareholder or regulatory approval is not obtained by December 31, 1999, any such amendment shall be null and void.

11. WRITINGS EVIDENCING AWARDS

    Each Award granted under the Plan shall be evidenced by a writing which may, but need not be, in the form of an agreement to be signed by the Grantee. The writing shall set forth the nature and size of the Award, its Term, the other terms and conditions thereof, and such other matters as the Committee directs. Acceptance of any benefits of an Award by the Grantee shall be an assent to the terms and conditions set forth therein, whether or not the writing is in the form of an agreement signed by the Grantee.

12. EXERCISE OF RIGHTS UNDER AWARDS

12.1
A person entitled to exercise an Option may do so only by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option is being exercised and any other information which the Committee has previously prescribed and of which such person has been notified.

12.2
Such a notice shall be accompanied by payment in full of the purchase price of any Shares to be purchased thereunder, with such payment being made in cash or Shares having a Fair Market Value on the date of exercise of the Option equal to the purchase price payable under the Option, or a combination of cash and Shares, and no Shares shall be issued upon exercise of an Option until full payment has been made therefor; provided that the Committee may disapprove any payment in part or full by the transfer of Shares to the Company.

12.3
Upon exercise of an Option or after grant of a Restricted Stock Award under which a Right of First Refusal has been required with respect to some or all of the Shares subject to such Option, or included in the Restricted Stock Award, the Grantee shall be required to acknowledge, in writing, his or her understanding of such Right of First Refusal and the legend which shall be placed on the certificates for such Shares in respect thereof.

12.4
All notices or requests by a Grantee provided for herein shall be delivered to the Secretary of the Company.

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13. EFFECTIVE DATE OF THE PLAN AND DURATION

    The Plan shall be effective as of September 1, 1995, and no Awards may be granted under the Plan after September 1, 2005, although the terms of any Award may be amended at any time prior to the expiration of the Award in accordance with the Plan.

14. DATE OF AWARD

    The date of an Award shall be the date on which the Committee's determination to grant the same is final, or such latter date as shall be specified by the Committee in connection with such determination.

15. STOCKHOLDER STATUS

    No person shall have any rights as a stockholder by virtue of the grant of an Award under the Plan except with respect to Shares actually issued to that person.

16. POSTPONEMENT OF EXERCISE

    The Committee may postpone any exercise of an Option or the delivery of any Shares pursuant to a Restricted Stock Award for such period as the Committee in its discretion may deem necessary in order to permit the Company (i) to effect or maintain registration of the Plan or the Shares issuable upon the exercise of an Option or distributable in satisfaction of a Restricted Stock Award under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares or to list the Shares thereon; or (iii) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) above need be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to permit the exercise of an Option to sell or deliver Shares in violation of the Securities Act of 1933 or other applicable law. Any such postponement shall not extend the Term of an Option nor shorten the Term of a restriction applicable under any Restricted Stock Award; and neither the Company nor its directors or officers or any of them shall have any obligation or liability to the Grantee of an Award, to any Successor of a Grantee or to any other person with respect to any Shares as to which an Option shall lapse because of such postponement or as to which issuance under a Restricted Stock Award was thereby delayed.

17. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

    The Board may at any time terminate, suspend or modify the Plan, except that the Board shall not, without authorization of the stockholders of the Company, effect any change (other than through adjustment for changes in capitalization as herein provided) which increases the aggregate number of Shares for which Awards may be granted or sold, materially amends the formula for determining the purchase price of Shares on which Options may be granted, changes the class of employees eligible to receive Awards, extends the period during which Awards may be granted or removes the restrictions set forth in this sentence.

    No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Award granted before the date of such termination, suspension or modification unless such Grantee or Successor shall consent thereto. Adjustments for changes in capitalization or corporate transactions as provided for herein shall not, however, be deemed to adversely affect such right.

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18. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION AND CORPORATE TRANSACTIONS

    Any change in the number of outstanding shares of the Company occurring through stock splits, combination of shares, recapitalization, or stock dividends after the adoption of the Plan shall be appropriately reflected in an increase or decrease in the aggregate number of Shares then available for the grant of Awards under the Plan, or to become available through the termination, surrender or lapse of Awards previously granted and in the numbers of Shares subject to Restricted Stock Awards then outstanding; and appropriate adjustments shall be made in the per Share option price and/or number of Shares subject to the Option as to any outstanding Options. No fractional Shares shall result from such adjustments. Similar adjustments shall be made in the event of distribution of other securities in respect of outstanding Shares or in the event of a reorganization, merger, consolidation or any other change in the corporate structure or Shares of the Company, if and to the extent that the Committee deems such adjustments appropriate.

19. DELIVERY OF SHARES IN LIEU OF CASH INCENTIVE AWARDS OR DIRECTOR'S FEES

  (a)
  Any employee otherwise eligible for an Award under the Plan who is eligible to receive a cash bonus or incentive payment from the Company under any management bonus or incentive plan of the Company or entitled to receive a cash payment for services rendered as a Director, may make application to the Committee in such manner as may be prescribed from time to time by the Committee to receive Shares available under the Plan in lieu of all or any portion of such cash payment. Such an application may be made by, and approved with respect to, a member of the Committee.

  (b)
  The Committee may in its discretion honor such application by delivering Shares available under the Plan to such employee, equal in Fair Market Value on the delivery date to that portion of the cash payment otherwise payable to the employee under such bonus or incentive plan, or for services rendered as a Director, for which a Share delivery is to be made in lieu of cash payment.

  (c)
  Any Shares delivered to an employee under this Section shall reduce the aggregate number of Shares authorized for issuance and delivery under the Plan.

  (d)
  Such applications and such delivery of Shares shall not be permitted after the expiration of ten years from the effective date of the Plan. Delivery of such Shares shall be deemed to occur on the date certificates therefor are sent by United States mail or hand-delivered to the recipient.

20. NON-UNIFORM DETERMINATION PERMISSIBLE

    The Committee's determination under the Plan including, without limitation, determinations as to the persons to receive Awards, the form, amount and type of Awards (i.e., ISOs, NQSOs or Restricted Stock Awards), the terms and provisions of Awards, the written instruments evidencing such Awards, and the granting or rejecting of applications for delivery of Shares in lieu of cash bonus or incentive payments or compensation of a Director need not be uniform as among persons similarly situated and may be made selectively among otherwise eligible employees or Directors, whether or not such employees or Directors are similarly situated.

21. TAXES

  (a)
  The Company shall be entitled to withhold the amount of any withholding tax payable with respect to any Awards or Shares delivered in lieu of cash payments. The person entitled to receive Shares pursuant to the Award will be given notice as far in advance as practicable to

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    permit such cash payment to be made to the Company. The Company may defer making delivery of Shares until indemnified to its satisfaction with respect to any such withholding tax.

  (b)
  Notwithstanding the foregoing, at any time when a Grantee is required to pay to the Company an amount required to be withheld under applicable income tax laws, the Grantee may satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on the closing price of the Shares on the New York Stock Exchange on the date that the amount of tax to be withheld shall be determined ("Tax Date"). Each Election must be made on or prior to the Tax Date. The Committee may disapprove any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

22. TENURE

    An employee's right, if any, to continue in the employ of the Company or a Subsidiary shall not be affected by the fact that he is a participant under this Plan; and the Company or Subsidiary shall retain the right to terminate his employment without regard to the effect such termination may have on any rights he may have under the Plan.

23. APPLICATION OF PROCEEDS

    The proceeds received by the Company from sale of its Shares pursuant to Options granted under the Plan shall be used for general corporate purposes.

24. OTHER ACTIONS

    Nothing in the Plan shall be construed to limit the authority of the Company to exercise all of its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant Options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant Options to, or assume Options of, any person in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of all or any part of the business or assets of any person, firm, corporation, association or other entity.

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PROXY/VOTING INSTRUCTION CARD
P R O X Y

This Proxy is being solicited by the Board of Directors for the Annual Meeting of shareholders to be held on May 2, 2001. By signing this proxy card you are appointing Robert K. Green, Herman Cain, and Robert F. Jackson, Jr. as Proxies, with full power of substitution, to vote all of your shares of UtiliCorp United Inc. common stock held by you on March 5, 2001. They will vote your proxy exactly as you have indicated on the reverse side of this card. However, if you do not indicate on the reverse side of this card how you would like your shares to be voted, the proxy card will be voted for the election of the nominees for director, for proposals 2 and 3, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting. The shares will be voted at the Annual Meeting of shareholders to be held at The Westin Crown Center, 1 Pershing Road, Kansas City, Missouri, on Wednesday May 2, 2001. If the meeting is postponed or adjourned, the proxies will vote your proxy at the rescheduled or reconvened 2001 Annual Meeting.

Election of Directors, Nominees: 01) Dr. Stanley O. Ikenberry 02) Irvine O. Hockaday 03) John R. Baker

    You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors' recommendation. However, the Proxies cannot vote your shares unless you sign and return this card or vote via telephone or the Internet as instructed on the front of your card.

    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

    UTILICORP UNITED INC.

                  ANNUAL MEETING OF
                  SHAREHOLDERS

                  May 2, 2001 2:00 p.m.
                  The Westin Crown Center
                  1 Pershing Road
                  Kansas City, Missouri

/X/	Please mark your vote as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director and FOR proposals 2 and 3.

The Board of Directors recommends a vote for proposals 1, 2, and 3.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)	/ /	/ /	2.	To amend the Certificate of Incorporation to increase the number of authorized shares of common stock to 400 million.	/ /	/ /	/ /
For all nominees, except vote withheld from the following nominees(s).				3.	To amend the Amended and Restated 1986 Stock Incentive Plan to allow the issuance of an additional 2,000,000 shares pursuant to the Plan.	/ /	/ /	/ /

SPECIAL ACTION
Notation/Comments	/ /
Discontinue Annual Report Mailing for this Account	/ /
Will Attend Annual Meeting	/ /

SIGNATURE(S)	DATE

NOTE: (Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

Please follow one of the following steps to ensure that your proxy card is properly executed and returned in time to be counted:

To Vote by mail:

1.
Mark your vote relating to the nominees for director in one of the two boxes to the right of "Election of Directors." If you wish to withhold authority to vote for any individual nominee, write the name of each such nominee on the line provided.

2.
Mark your vote relating to Proposals 2 and 3 in one of the three boxes to the right of the Proposal.

3.
Sign at bottom left in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

4.
Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to: UtiliCorp United Inc. c/o EquiServe, P.O. Box 8621, Edison, NJ 08818-9128.

We encourage you to take advantage of these convenient ways to vote your shares. You may vote your shares through the Internet or by using the telephone. This eliminates the need to return the proxy card.

To Vote by using the Internet:

1.
http://www.eproxyvote.com/ucu

2.
Follow the instructions using your voter control number listed above and the last four digits of your taxpayer identification number.

To Vote by using the telephone:

1.
Using a touch-tone telephone call 1-877-PRXVOTE (779-8683).

2.
Follow the prompts using your voter control number listed above and the last four digits of your taxpayer identification number.

If you choose to vote your shares through the Internet or by using the telephone, there is no need for you to mail back your proxy card.

Your vote is Important to us!

QuickLinks

Table of Contents
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH DIRECTOR NOMINEE AND IN FAVOR OF EACH PROPOSAL
VOTING PROCEDURES
DIRECTOR INFORMATION
STOCK OWNERSHIP INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
PERFORMANCE GRAPH
PENSION PLAN
OTHER INFORMATION
ITEMS FOR VOTE PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 400 MILLION
PROPOSAL 3 AMEND THE AMENDED AND RESTATED 1986 STOCK INCENTIVE PLAN TO ALLOW THE ISSUANCE OF AN ADDITIONAL 2,000,000 SHARES PURSUANT TO THE PLAN
APPENDIX A
UTILICORP UNITED INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
APPENDIX B UTILICORP UNITED INC. AMENDED AND RESTATED 1986 STOCK INCENTIVE PLAN